Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended June		Year-to-Date June
	2011	2010	2011	2010
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$558	$475	$943	$957
Southern Power	45	32	82	46
Total	603	507	1,025	1,003
Parent Company and Other	0	3	1	2
Net Income–As Reported	$603	$510	$1,026	$1,005

Basic Earnings Per Share	$0.71	$0.62	$1.20	$1.22

Average Shares Outstanding (in millions)	855	828	851	825
End of Period Shares Outstanding (in millions)			858	831

Notes
-	For the three months and six months ended June 30, 2011 and 2010, dilution does not change basic earnings per share by more than 1 cent and is not material.

-	Certain prior year data has been reclassified to conform with current year presentation.

-	Information contained in this report is subject to audit and adjustments. Certain classifications and rounding may be different from final results published in the Form 10-Q.